Exhibit 99.2

Investor Update - April 9, 2015

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual first quarter 2015 mainline and consolidated operating statistics.  It includes forecasted mainline and consolidated passenger unit revenue (PRASM), total unit revenue (RASM), unit cost excluding fuel (CASMex), estimated economic fuel cost per gallon for the quarter, expected consolidated non-operating income, and first quarter share repurchase information.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our first quarter earnings release scheduled for April 23, 2015.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile excluding fuel and other items provides us (and may provide investors) with the ability to measure and monitor our performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating Statistics

	Q1 2015	Change Y-O-Y
Revenue passengers (in thousands)	7,316	10.0%
Traffic (RPMs in millions)	7,723	9.1%
Capacity (ASMs in millions)	9,257	10.8%
Load factor	83.4%	(1.3) pts

Forecast Information

	Forecast Q1 2015	Change Y-O-Y	Prior Guidance March 13, 2015
Passenger revenue per ASM (cents)(a)	11.69¢ - 11.74¢	~ (6.0) %	N/A	N/A
Revenue per ASM (cents)(b)	13.66¢ - 13.71¢	~ (6.5) %	N/A	N/A
Cost per ASM excluding fuel and special items (cents)	8.61¢ - 8.66¢	~ flat	8.66¢ - 8.71¢	~ flat
Fuel gallons (000,000)	119	~ 8.0%	119	~ 8.0%
Economic fuel cost per gallon(c)	$1.98	~ (40.5) %	$1.99	~ (40.0)%
(a) In the first quarter of 2014, severe winter weather across the U.S. drove higher revenue to Alaska Air Group from other carriers due to displaced passengers. The revenue impact was $14.5 million for the 2014 first quarter. This improved PRASM in 2014 and created a headwind for the first quarter of 2015 of approximately 1.5%.

(b)
In January 2015, we launched a promotion to offer a free checked bag to all Mileage Plan members. Beginning February 1, 2015, the promotion was modified to only include our affinity consumer Visa Signature credit cardholders. These promotions resulted in bag fee waivers of approximately $10 million to $12 million in the first quarter of 2015.

(c) Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $1.16 ($49 per barrel); refining margin - 55 cents, cost of settled hedges - 5 cents, with the remaining difference due to taxes and other into-plane costs.

Nonoperating Income

We expect that our consolidated nonoperating income will be approximately $1.5 million in the first quarter of 2015.

Stock Repurchase and Share Count

In the first quarter of 2015, Air Group has repurchased a total of 1,548,350 shares of its common stock for approximately $102 million.We expect our weighted-average basic and diluted share counts will be 131.1 million and 132.2 million, respectively, for the first quarter of 2015.

ALASKA AIRLINES - MAINLINE
Operating Statistics

	Q1 2015	Change Y-O-Y
Revenue passengers (in thousands)	5,236	10.5%
Traffic (RPMs in millions)	6,994	9.2%
Capacity (ASMs in millions)	8,347	11.4%
Load factor	83.8%	(1.6) pts

Forecast Information

	Forecast Q1 2015	Change Y-O-Y	Prior Guidance March 13, 2015
Passenger revenue per ASM (cents)	10.74¢ - 10.79¢	~ (5.5) %	N/A	N/A
Revenue per ASM (cents)	12.70¢ - 12.75¢	~ (6.0) %	N/A	N/A
Cost per ASM excluding fuel and special items (cents)	7.66¢ - 7.71¢	~ flat	7.71¢ - 7.76¢	~ 1.0%
Fuel gallons (000,000)	103	~ 7.5%	103	~ 7.5%
Economic fuel cost per gallon(a)	$1.98	~ (40.5) %	$1.99	~ (40.0)%

(a)	Refer to note(a) in the Consolidated forecast section for information on the economic fuel cost per gallon.